CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Congress Large Cap Growth Fund, and to the use of our report dated March 1, 2017 on the financial statements and financial highlights of Congress Large Cap Growth Fund, a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 8, 2017